EXECUTION COPY



                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 18th day of December 1997 (the "Agreement"), by and between Peter J. Kleinknecht (the "Executive") and IPC Information Systems, Inc., a Delaware corporation ("IPC").

         WHEREAS, following the closing (the "Closing") of the transactions contemplated by the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), between Arizona Acquisition Corp. and IPC, the Executive is expected to make a major contribution to the growth, profitability and financial strength of IPC;

         WHEREAS, IPC and the Executive are parties to an Employment Agreement dated as of May 9, 1994, as amended by Amendment to Employment Agreement, dated October 17, 1995 (together, the "Existing Agreement"); and

         WHEREAS, effective upon the Closing, IPC desires to retain the services of the Executive, and the Executive desires to be retained by IPC, on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. CERTAIN DEFINITIONS. The following terms, when used in this Agreement, shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

                  "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

                  "Cause" means an omission, act or action or series of omissions, acts or actions of the Executive which constitute(s), cause(s) or result(s) in: (a) the Executive's material dishonesty including, without limitation, theft, fraud, embezzlement, material financial misrepresentation or other similar behavior or action in his dealings with or with respect to IPC or any Subsidiary or Affiliate thereof or entity with which IPC, a Subsidiary or Affiliate thereof, shall be engaged in or be attempting to engage in commerce,
(b) the conviction of the Executive for, or the Executive's entry of a plea of guilty or nolo contendere to, the commission of a felony, (c) the willful refusal of the Executive to follow the lawful directives of the Board (as defined in Section 3 hereof) with respect to his duties hereunder, which directives shall be consistent with the duties performed by the Executive pursuant to the Existing Agreement within the last six months of performance under such Existing Agreement which is not cured by the Executive within 30 calendar days after written notice from the Board to the Executive setting forth with reasonable specificity the nature of such breach, or (d) the material breach of any provision of this Agreement which is not cured by the Executive within 30 calendar days after written notice from the Board to the Executive setting forth with reasonable specificity the nature of such breach.

                  "Control" (including the terms "Controlled by" and "under common Control with") means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit agreement or otherwise.

                  "Disability" means the inability of the Executive to perform his duties and obligations for IPC as required by this Agreement, because of a disability which is not of an apparently temporary nature, which results from mental or bodily injury, sickness or disease or any combination thereof, and which has lasted a period of more than 180 consecutive days or more than 180 days within any period of 365 consecutive days.

                  "Person" means an individual, corporation, partnership, limited liability company, limited partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended).

                  "Subsidiary" means, with respect to any Person, any entity which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         2. EMPLOYMENT; TERM. IPC agrees to employ the Executive, and the Executive hereby agrees to accept such employment by IPC, on the terms and conditions set forth herein. Unless sooner terminated in the manner hereinafter provided, the term of this Agreement shall commence on the date of the Closing and shall expire on the second anniversary thereof (the "Term"). The parties agree that (i) upon the Closing, the Existing Agreement shall be terminated and shall have no further force and effect with no liability to any of the parties thereto, and no further payments shall be made thereunder, and (ii) should the Closing not occur on or before the date the Merger Agreement is terminated by its terms, this Agreement shall be void and have no force and effect.

         3. DUTIES. During the Term, the Executive shall serve as an employee of IPC, reporting only to the Board of Directors of IPC (the "Board") as a whole, and not at any time to a committee thereof. The Executive shall have such duties hereunder as shall be assigned to him from time to time by the Board, consistent with the duties the Executive performed under the Existing Agreement; PROVIDED, HOWEVER, that the parties hereto agree that (i) the Executive shall not be required to devote his full working time to the performance of his duties hereunder, and that such performance shall be required only on a reasonable "as needed" basis, and (ii) the Executive need not be physically present at the offices of the Company to perform any such services. The Executive shall have no right to unilaterally hire any executive officers of IPC without the express written consent of the Board. Notwithstanding anything which may be to the contrary as set forth in this Agreement, the parties hereto agree and acknowledge that the Executive shall be entitled to continue to be involved in activities, as an officer, director and/or employee in Kleinknecht Electric Company, Inc. (NJ) ("KEC-


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

NJ") and Kleinknecht Electric Company, Inc. (NY) ("KEC-NY"), provided that such activities are contemplated by the Amended and Restated Corporate Opportunity Agreement dated as of the date hereof, by and among KEC-NJ, KEC-NY, and IPC (the "Corporate Opportunity Agreement").

         4. SALARY AND BENEFITS.

                  4.1 BASE SALARY. IPC shall pay the Executive during the Term a base salary at an annual rate of Four Hundred Twenty Thousand Dollars ($420,000.00) per annum, payable in accordance with the standard payroll practices of IPC ("Base Salary"). It is understood that the Base Salary shall be the Executive's minimum annual compensation during the Term. The Base Salary shall be reviewed annually by the Board of Directors, or the Compensation Committee of the Board of Directors, of IPC, and may be increased (but not decreased) at its discretion.

                  4.2 BONUS. For each fiscal year of IPC ending during the Term, IPC may, in its discretion, pay to the Executive a bonus based on the performance of the Executive and IPC for such year.

                  4.3 OPTION TO PURCHASE SURVIVING CORPORATION COMMON STOCK. Immediately after giving effect to the transactions contemplated by the Merger Agreement, the Executive shall be granted an option to purchase shares of the common stock of IPC (the "Option") on the Closings pursuant to the IPC Information Systems, Inc. Stock Option Plan. The terms of the Option shall be set forth on the Option Grant Certificate (the "Certificate") attached on Exhibit A hereto, which Certificate is hereby incorporated by reference into this Agreement.

                  4.4 BENEFITS. The Executive shall participate, to the extent that he is eligible therefore and subject to the terms and conditions thereof, in any plans or programs which may be maintained by IPC for its employees and/or senior executives generally, providing insurance, medical benefits, retirement benefits, or other like fringe benefits.

                  4.5 COMPANY CAR. During the Term, IPC shall provide the Executive with the use of a luxury automobile consistent with the Executive's current arrangement with IPC with respect to the same under the Existing Agreement.

                  4.6 LIFE INSURANCE. During the Term, IPC shall continue to pay the premiums with respect to the $5 million life insurance policy on the life of the Executive currently in effect under the Existing Agreement.

                  4.7 SOCIAL CLUB MEMBERSHIP. During the Term, IPC shall pay the membership dues with respect to the Executive's social club membership which IPC is currently providing for the benefit of the Executive under the Existing Agreement.

                  4.8 VACATION. The Executive shall be entitled to three (3) weeks annual paid vacation each year of the Term to be earned and taken in accordance with IPC's vacation policy.


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


                  4.9 EXPENSES. IPC shall pay or reimburse the Executive for reasonable business expenses actually incurred or paid by the Executive during the Term, in the performance of his services hereunder; provided that such expenses are consistent with IPC policy. Such payment or reimbursement shall be made upon presentation of expense statements or vouchers or other supporting information acceptable to IPC and otherwise in accordance with IPC policy then in effect.

                  4.10 DEDUCTIONS. IPC shall deduct from all compensation payable hereunder such payroll, withholding and other taxes as may be required by law.

         5. TERMINATION.

                  5.1 GENERAL. IPC shall have the right to terminate the employment of Executive at any time with or without Cause.

                  5.2 TERMINATION UNDER CERTAIN CIRCUMSTANCES. (a) In the event Executive's employment with IPC is terminated prior to the expiration of the Term by reason of (i) the Executive's resignation or (ii) the Executive's discharge by IPC for Cause, this Agreement shall terminate including, without limitation, IPC's obligations under Section 4 hereof.

                       (b) In the event that the Executive's employment with IPC is terminated by IPC prior to the expiration of the Term for any reason (including in the event of the Executive's death or Disability) other than by reason of (i) the Executive's resignation or (ii) the Executive's discharge by IPC for Cause, IPC shall pay to the Executive (or his estate, as the case may be), in a lump sum within 30 days of the date of such termination, the present value of an amount equal to the aggregate Base Salary payable for the remainder of the Term, discounted at the rate of 6.5% per annum. IPC and Executive hereby stipulate that the damages which may be incurred by Executive as a consequence of any such termination of employment are not capable of accurate measurement as of the date first above written and that the benefits and payments provided for in this Agreement constitute a reasonable estimate under the circumstances of all damages sustained as a consequence of any such termination of employment, without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate damages. IPC and the Executive further agree that IPC may condition the payments and benefits (if any) due under this Section on (A) the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to IPC, or any Subsidiary or Affiliate thereof, and (B) the Executive's execution and delivery within 21 days after any such termination of employment, and the non-retraction during any statutory waiting period, of a release in favor of IPC, in form and substance reasonably satisfactory to IPC.

                       (c) The parties hereto acknowledge that the provisions of this Section 5 shall not affect the Option, and that the terms and conditions affecting the Option shall be set forth separately in the Certificate.


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


         6. PROPRIETARY INFORMATION.

                  6.1 DISCLOSURE TO IPC. The Executive shall promptly disclose to IPC in such form and manner as IPC may reasonably require (a) all operations, systems, services, methods, developments, inventions, improvements and other information or data pertaining to the business or activities of IPC and its Subsidiaries and Affiliates as are conceived, originated, discovered or developed by Executive (whether or not copyrighted or patented or capable of being copyrighted or patented) during the Term of his employment with IPC (whether before or after the date hereof), and (b) such information and data pertaining to the business, operations, personnel, activities, financial affairs, and other information relating to IPC and its Subsidiaries and Affiliates and their respective customers, suppliers, employees and other persons having business dealings with IPC and its Subsidiaries and Affiliates as may be reasonably required for IPC to operate its business. It is understood that such information is proprietary in nature and shall (as between IPC and Executive) be for the exclusive use and benefit of IPC and shall be and remain the property of IPC both during the Term and thereafter. If so requested by IPC, the Executive shall execute and deliver to IPC any instrument as IPC may reasonably request to effectuate the assignment of any such proprietary information to IPC. Without limiting the generality of the foregoing, the Executive hereby releases and waives and assigns to IPC any and all claims and rights which he has against any of IPC or any Subsidiary or Affiliate thereof or any of the technology, "knowhow," licenses or other proprietary rights or processes of IPC or any Subsidiary or Affiliate thereof. The parties acknowledge that nothing in this Section 6.1 shall be construed as to prevent the Executive from engaging in the activities set forth in the last sentence of Section 3 hereof as contemplated by the Corporate Opportunity Agreement, consistent with the Executive's obligations to protect the proprietary information of IPC or any Subsidiary or Affiliate thereof as set forth in this Section 6.1.

                  6.2 POST-EMPLOYMENT. In the event that the Executive leaves the employ of IPC for any reason, including, without limitation, the expiration of the Term, the Executive shall deliver to IPC (and shall not keep in his possession, recreate or deliver to anyone other than IPC) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to IPC or any Subsidiary or Affiliate thereof or any of their respective successors or assigns.

         7. NON-COMPETITION AND NON-SOLICITATION.

                  7.1 NON-COMPETITION. During the Term and for a period of one year thereafter, except as contemplated by this Agreement or the Merger Agreement, the Investors Agreement dated as of the date hereof, among IPC and the other parties named therein, the Amended and Restated Labor Pooling Agreements, the Corporate Opportunity Agreement or the Stockholders Agreement (all of which entered into in connection with the Merger), the Executive agrees, and shall cause each of its respective Affiliates to agree, that any such Person shall not, directly or indirectly, through any Person Controlled by such Executive, in any form or manner within any jurisdiction in which IPC or its Affiliates are doing business: (a) engage in the Business (as defined herein) for his or their own account or for the account of any other Person, or (b) become interested in any Person engaged in the Business as a partner, shareholder, member, principal, agent, employee, trustee, consultant or in any


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


other relationship or capacity; PROVIDED, HOWEVER, that the Executive may own, directly or indirectly, solely as a passive investment, securities of any Person if either the Executive or Richard Kleinknecht or any of their respective Affiliates, as the case may be (1) is not a Person in Control of, or a member of a group that Controls, such Person and (2) does not, directly or indirectly, own 5% or more of any voting class of securities of such Person. For purposes of this Agreement, "Business" means (i) the design, manufacture, sale, distribution and/or maintenance of voice and/or data communications products, including, but not limited to, turret or dealerboard systems used within the financial services, energy, transportation or emergency services industries, Private Branch Exchange (PBX) and/or key telephone systems, voice recording systems and video teleconferencing products; (ii) the furnishing of communications cabling or voice or data communications products, including the design and/or installation of local and wide area networks or the provision of maintenance services for said communications cabling or products; (iii) the design, furnishing, installation and/or maintenance of low voltage cabling systems (such as would not require an electrical license for the installation thereof); and
(iv) the provision of long distance telecommunications network services.

                  7.2 NON-SOLICITATION. During the Term and for a period of one year thereafter, the Executive will not, directly or indirectly, use IPC proprietary knowledge or information obtained during the course of Executive's employment with IPC with the intention to, or which a reasonable person would construe to (a) interfere with or disrupt any present or prospective relationship, contractual or otherwise, between IPC and any customer, supplier, employee, consultant or other person having business dealings with IPC, or (b) employ or solicit the employment or engagement by others of any employee or consultant of IPC who was such an employee or consultant at the time of termination of the Executive's employment hereunder or within one year prior thereto.

                  7.3 SCOPE. The Executive agrees that the provisions of this
Section 7 are necessary to protect the interests of IPC and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that the provisions of this Section 7 or any part thereof are unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision will be enforceable.

         8. NONDISCLOSURE. Except with the prior written consent of IPC in each instance or as may be reasonably necessary to perform the Executive's services hereunder, the Executive shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the Term, any confidential information relating to IPC or any Subsidiary or Affiliate thereof acquired by him prior to, during the course of, or incident to, his employment hereunder. Such confidential information shall include, but shall not be limited to, information relating to (a) the business, operations, systems, services, know-how, trade secrets, customer lists, pricing policies, operational methods, market plans, product development plans, acquisition plans, design and design projects, inventions and research projects and all other plans and processes of IPC, and (b) the business, operations, personnel, activities, financial affairs, and other information relating to IPC or any Subsidiary or Affiliate thereof and their respective customers, suppliers, employees, consultants, officers, directors, stockholders and other Persons having business dealings with IPC or any Subsidiary


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



or Affiliate thereof. In the event Executive is required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) to disclose any such confidential information, the Executive shall provide IPC with prompt written notice of such requirement so that IPC may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of such a protective order or other remedy or receipt of a waiver by IPC, the Executive is nonetheless advised by his legal counsel that he is legally compelled to disclose such confidential information, the Executive may, without liability hereunder, disclose only that portion of such confidential information which such counsel advises is legally required to be disclosed; provided that the Executive exercises his reasonable efforts to preserve the confidentiality of the information, including, without limitation, by cooperating with IPC to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the confidential information. The parties acknowledge that nothing in this Section 8 shall be construed as to prevent the Executive from engaging in the activities set forth in the last sentence of Section 3 hereof as contemplated by the Corporate Opportunity Agreement, consistent with the Executive's obligations with respect to any confidential information relating to IPC or any Subsidiary or Affiliate thereof as set forth in this Section 8.

         9. REMEDIES FOR CERTAIN BREACHES. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 6, 7 and/or 8 hereof, IPC shall have the following rights and remedies, each of which rights and remedies shall be independent of the others, and shall be severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available under law or in equity to IPC:

                  (a) the right and remedy to have the provisions of Sections 6, 7 and/or 8 enforced by any court of competent jurisdiction by injunction, restraining order, specific performance or other equitable relief in favor of IPC, it being acknowledged and agreed that any breach or threatened breach of Sections 6, 7 and/or 8 hereof by the Executive will cause irreparable injury to IPC and that money damages will not provide an adequate remedy to IPC;

                  (b) to cease as of the date of such breach, provided prior notice is given, all further payments to Executive pursuant to this Agreement, and not to resume such payments until such breach is cured (to the extent that such breach is subject to cure).

In the event that each of the Amended and Restated Labor Pool Agreement, dated as of the date hereof, by and between IPC and KEC-NY, and the Amended and Restated Labor Pool Agreement, dated as of the date hereof, by and between IPC and KEC-NJ, are terminated, then the restrictions set forth in Sections 6 and 7 of this Agreement shall be terminated and be of no further force and effect, unless IPC exercises its right to make the payments provided in Section 3(c) of the Corporate Opportunity Agreement, and so long as IPC continues to make such payments, in which case such restrictions shall survive pursuant to the terms of this Agreement.


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


         10. INTENTIONALLY OMITTED

         11. MISCELLANEOUS.

                  11.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                  If to the Executive:      Peter J. Kleinknecht
                                            c/o Kleinknecht Electric Company
                                            940 Eighth Avenue
                                            New York, NY 10019
                                            Telecopier: (212) 728-1823

                  copy to: Feltman, Karesh, Major & Farbman LLP 152 West 57th Street
                                            New York, NY 10019
                                            Telecopier No.: (212) 586-0951
                                            Attn: Harvey Goldstein, Esq.

                  If to IPC:                IPC Information Systems, Inc.
                                            Wall Street Plaza
                                            88 Pine Street - 15th Floor
                                            New York, NY 10005
                                            Telecopier No.: (212) 858-7959
                                            Attn: General Counsel

                  copy to:                  Morgan, Lewis & Bockius LLP
                                            101 Park Avenue
                                            New York, NY  10178
                                            Telecopier No.: (212) 309-6273
                                            Attn: Philip H. Werner, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

                  11.2 ENTIRE AGREEMENT. Upon the Closing, this Agreement shall constitute the entire agreement between the Executive and IPC with respect to IPC's employment of the Executive and supersedes all prior agreements and understandings, written or oral, with respect thereto, including, without limitation, the Existing Agreement.

                  11.3 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular


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


instance and either retroactively or prospectively), only by (a) an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced, and (b) in the case of IPC, such amendment or waiver also must be duly authorized by an appropriate resolution of the Board.

                  11.4 SUCCESSORS AND ASSIGNS. IPC shall have the right to assign this Agreement. The personal services of the Executive are the subject of this Agreement and no part of his rights or obligations hereunder may be assigned, transferred, pledged or encumbered by the Executive. This Agreement shall inure to the benefit of, and be binding upon (a) the parties hereto, (b) the heirs, administrators, executors and personal representatives of the Executive and (c) the successors and assigns of IPC as provided herein.

                  11.5 GOVERNING LAW. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the laws of the State of New York without giving effect to any conflicts of law provisions or rule, that would cause the application of the laws of any other jurisdiction.

                  11.6 LEGAL FEES. In the event of any action, claim or suit to enforce the terms of this Agreement, the prevailing party shall be reimbursed all reasonable legal fees it has incurred in the prosecution or defense of any such action, claim or suit by the non-prevailing party hereto.

                  11.7 SEVERABILITY. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

                  11.8 SURVIVAL. The rights and obligations of IPC and Executive pursuant to Sections 6, 7, 8, 9, and this Section 11 shall survive the termination of the Executive's employment with IPC and the expiration of the Term.

                  11.9 CAPTIONS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        EXECUTIVE:


                                        /s/ Peter J. Kleinknecht
                                        ----------------------------------
                                        Name: Peter J. Kleinknecht


                                        IPC INFORMATION SYSTEMS, INC.


                                        By:/s/ S.T. Clontz
                                        ----------------------------------
                                        Name: S.T. Clontz
                                        Title: President and C.E.O.

                                                                       EXHIBIT A
                                                                       ---------
                          IPC INFORMATION SYSTEMS, INC.
                                STOCK OPTION PLAN
                                GRANT CERTIFICATE

This Grant Certificate evidences the grant of an option pursuant to the provisions of the Stock Option Plan (the "Plan") of IPC Information Systems, Inc. (the "Company") to the individual whose name appears below (the "Grantee"), covering the specific number of shares of Common Stock of the Company ("Stock") set forth below, pursuant to the provisions of the Plan and on the following express terms and conditions:

1. Name of Grantee:

         Peter Kleinknecht

2. Number of shares of Stock of the Company which are subject to this option:

         [57,720] shares [based on 1.25% of total IPC shares on a fully diluted basis].

3. Exercise price of shares subject to this option:

         $21 per share

4. Date of grant of this option:

         [Closing Date]

5. Vesting:

         As set forth in Section 5(b) of the Plan; PROVIDED, HOWEVER, that "two" shall be inserted in lieu of "five" in each place where such number appears in Section 5(b) of the Plan.

6. Termination date of this option:

         As set forth in Section 5(c) of the Plan; PROVIDED, HOWEVER, that a two year period shall be provided in lieu of the 90- and 180- day periods set forth in clauses (ii) and (iii) thereof.


The Grantee hereby acknowledges receipt of a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this option is subject to these terms and provisions in all respects. At any time when the Grantee wishes to exercise this option, in whole or in part, the Grantee shall submit to the Company a written notice of exercise, specifying the exercise date and the number of shares to be exercised. Upon exercise, the Grantee shall remit to the Company the exercise price, plus an amount sufficient to satisfy any withholding tax obligation of the Company that arises in connection with such exercise.

IPC INFORMATION SYSTEMS, INC.                AGREED TO AND ACCEPTED BY:



By:_________________________                 __________________________
                                                  Peter Kleinknecht


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